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                      [KPMG PEAT MARWICK LLP LETTERHEAD]

                                                                      EXHIBIT 23



The Board of Directors
Independent Bank Corporation:

We consent to incorporation by reference in the registration statements (No. 33-80088) on Form S-3 and (Nos. 333-32267 and 333-32269) on Forms S-8 of
Independent Bank Corporation of our report dated February 2, 1998, relating to the consolidated statements of financial condition of Independent Bank Corporation and subsidiaries as of December 31, 1997, and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the December 31, 1997 annual report on Form 10-K of Independent Bank Corporation.



/s/ KPMG Peat Marwick LLP

East Lansing, Michigan
March 13, 1998